Exhibit 99.1

For Immediate Release:  January 28, 2009

Bridge Capital Holdings Reports Financial Results
For the Fourth Quarter and Year Ended
December 31, 2009

Posts Operating Profit for Quarter and Year

Conference Call and Webcast Scheduled for Thursday, January 28, 2010 at
5:00 p.m. Eastern Time

San Jose, CA – January 28, 2010 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Summary

•	Operating profit of $1.4 million for the quarter ended December 31, 2009. This resulted in earnings per diluted common share of $0.05.

•	Nonperforming assets decreased to $23.5 million, or 2.79% of total assets, as of December 31, 2009 from $32.1 million, or 3.84% of total assets at September 30, 2009.

•
Construction and land development loans together decreased $88.3 million, or 73%, from one year ago, which includes a decrease of $10.8 million, or 46%, in land development loans.   At December 31, 2009 construction and land development loans were $33.3 million, or just 5.7% of total loans, down from $121.6 million, or 17.4% of total loans at December 31, 2008.

•
Provision for loan losses decreased $3.1 million to $900,000 during the fourth quarter of 2009 compared to $4.0 million for the same period one year ago.  Net charge-offs continued to moderate at $1.8 million for the quarter or approximately 1.24% of average loans annualized compared to 1.80% of average loans annualized in the fourth quarter of 2008 and 2.62% of average loans annualized in the first six months of 2009.

•
The allowance for credit losses at December 31, 2009 was 2.78% of gross loans, down slightly from 2.95% at September 30, 2009; however it was 5% higher than the level of 2.65% one year earlier.  At December 31, 2009 the allowance for credit losses represented coverage of 94.14% of nonperforming loans, representing an increase of 54% from 60.99% at September 30, 2009.

•
Capital ratios substantially exceed the regulatory calculation for being “well capitalized” with a Total Risk-Based Capital Ratio of 19.45%, a Tier I Capital Ratio of 15.26%, and a Tier I Leverage Ratio of 12.53%.

•
Total assets were $844.1 million as of December 31, 2009, representing an increase of $10.0 million, or 1.1%, over $834.1 million at September 30, 2009.  This also represents a decrease of $103.5 million from $947.6 million in total assets on the same date one year ago.

•
Total deposits increased slightly to $705.0 million as of December 31, 2009 from $692.1 million at September 30, 2009.  Deposits decreased $72.2 million, or 9%, compared to $777.2 million on the same date one year ago as the Bank ran off high-cost wholesale deposits raised in 2008 to support liquidity.  Demand deposits and core deposits represented 47.9% and 87.1%, respectively, of total deposits at December 31, 2009.

•
For the quarter ended December 31, 2009, the Company’s return on average assets and return on average equity were 0.66% and 5.11%, respectively, compared to 0.75% and 10.04%, respectively, for the same period in 2008.

Operating Results

The Company reported an operating profit of $1.4 million for the three months ended December 31, 2009, representing an increase of $866,000 compared to an operating profit of $539,000 for the third quarter of 2009 and a decrease of $264,000 from $1.7 million for the same period one year ago.

“The operating profit generated in the fourth quarter of 2009 was a direct result of our aggressive actions to reduce the risk profile of our loan portfolio over the past several quarters,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “In the past year, we reduced our exposure to construction and land development loans by $88.3 million or 73%, and this category now comprises only 5.7% of total loans.  We are seeing improving demand for loans, and we are funding these lending opportunities with core deposits, which creates a foundation for profitable growth.  While we expect continuing challenges for our industry, we believe Bridge Bank is strongly positioned with liquidity and capital to continue to support our business clients and pursue attractive opportunities in the businesses and markets we know.”

“The fourth quarter and the past year reflect significant achievement by our team of professional Bridge Bankers and I couldn’t be more pleased with their extraordinary efforts in this extremely challenging environment,” said Allan C. Kramer M.D., Chairman of the Boards of Bridge Capital Holdings and Bridge Bank.

The operating profit for the fourth quarter of 2009 was reduced by preferred dividends of $1.1 million resulting in a net profit available to common shareholders of $340,000, or $0.05 per diluted common share, and compared to a net loss available to common shareholders of $(525,000), or $(0.08) per diluted common share, net of preferred dividends of $1.1 million in the preceding quarter ended September 30, 2009.  The fourth quarter result also represented a decrease of $1.2 million compared to a net profit available to common shareholders of $1.5 million, or $0.23 per diluted common share, for the same period one year ago.  The operating profit for the fourth quarter of 2008 was reduced by preferred dividends of $152,000.

The Company reported an operating profit of $1.4 million for the twelve months ended December 31, 2009, representing an improvement of $8.8 million compared to an operating loss of $(7.4) million for the same period one year ago.  The operating profit for 2009 was reduced by preferred dividends of $4.2 million resulting in a net loss available to common shareholders of $(2.8) million, or $(0.42) per diluted common share.  This represented an improvement of $4.7 million compared to a net loss available to common shareholders of $(7.5) million, or $(1.15) per diluted common share, for the same period one year ago.  The operating profit for 2008 was reduced by preferred dividends of $152,000.

Net Interest Income and Margin

Net interest income of $9.5 million for the quarter ended December 31, 2009 represented a decrease of approximately $648,000, or 6%, from $10.1 million for the same quarter one year earlier and was primarily attributable to the decrease in short-term interest rates, lower balance sheet leverage and increased levels of nonperforming loans.  Average earning assets of $803.3 million for the quarter ended December 31, 2009 decreased $32.7 million, or 4%, compared to $836.0 million for the same quarter in 2008.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 78.78% during the quarter ended December 31, 2009, which represented a decrease compared to an average of 91.08% for the same quarter of 2008.

For the year ended December 31, 2009, net interest income of $37.8 million represented a decline of $7.1 million, or 16%, from $44.9 million for the year ended December 31, 2008 and was primarily attributable to the decrease in short-term interest rates, lower balance sheet leverage and increased levels of nonperforming loans.  Average earning assets of $824.9 million for the year ended December 31, 2009 increased $36.1 million, or 5%, compared to $788.7 million for the same period one year ago.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 85.16% during the year ended December 31, 2009, which represented a decrease compared to an average of 94.51% for the same period of 2008.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate averaged 3.25% and 3.25%, respectively, in the quarter and year ended December 31, 2009 compared to 4.07% and 5.09%, respectively, in the same periods one year earlier.

The Company’s net interest margin for the quarter ended December 31, 2009 increased to 4.68% from 4.38% in the third quarter of 2009 and compared to 4.82% for the same period one year earlier.  The increase compared to the third quarter was the result of increased investment activities and lower levels of nonperforming assets.  The decline compared to the same period one year ago was primarily due to lower short-term interest rates and lower balance sheet leverage.  In addition, nonperforming loans had a negative impact on net interest margin of approximately 23 basis points in the fourth quarter of 2009.

The net interest margin for the twelve months ended December 31, 2009 was 4.58% compared to 5.69% for the twelve months ended December 31, 2008.  The decline was also primarily the result of lower short-term interest rates and lower balance sheet leverage.  Nonperforming loans had a negative impact on net interest margin of approximately 24 basis points in 2009.

Non-Interest Income

The Company’s non-interest income for the quarter and twelve months ended December 31, 2009 was $2.3 million and $10.3 million, respectively, compared to $4.6 million and $10.0 million, respectively, for the same periods one year ago.  The decrease in non-interest income for the fourth quarter of 2009 compared to the same period one year ago was primarily attributable to the recognition of $3.9 million from the acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.

The increase in non-interest income for the twelve months ended December 31, 2009 compared to the same period one year ago was primarily attributable to increases of $1.5 million from gains on the sale of “other real estate owned” and $734,000 for deposit service charges during the current year, offset in part by decreases of $711,000 from gains on the sale of securities, $584,000 from the acceleration of the deferred gain on terminated interest rate swaps, and $247,000 from international fee income during the current year.  Excluding the impact of accounting related to hedging strategies, non-interest income is primarily comprised of foreign exchange fee income, deposit service charges, gains on the sale of “other real estate owned”, gains on the sale of securities, and gains on the sale of SBA loans.

Net interest income and non-interest income comprised total revenue of $11.8 million for the three months ended December 31, 2009 represented an increase of $1.1 million, or 10.2%, over $10.7 million for the third quarter of 2009 and compared to $14.8 million for the same period one year earlier, a decrease of $3.0 million, or 20%.  For the twelve months ended December 31, 2009, total revenue of $48.1 million represented a decrease of $6.7 million, or 12%, from $54.8 million for the twelve months ended December 31, 2008.

Non-Interest Expense

Non-interest expense was $10.1 million and $38.1 million for the quarter and twelve months ended December 31, 2009, respectively, compared to $8.3 million and $36.3 million, respectively, for the same periods in 2008.  The increases in operating expenses primarily reflects increased credit collection costs and higher FDIC insurance assessments offset, in part, by lower personnel related expenses.

Salary and benefits expense for the quarter ended December 31, 2009 was $4.5 million, representing an increase of $559,000 from $4.0 million in the same period of 2008.  Salary and benefits expense for the twelve months ended December 31, 2009 was $20.3 million, a decrease of $1.1 million from $21.4 million in the same period of 2008.  As of December 31, 2009 the Company employed 164 full-time equivalents (FTE) compared to 170 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 85.52% and 79.12% for the quarter and year ended December 31, 2009 compared to 56.06% and 66.23%, respectively, in the same periods one year earlier.

The Company recognized a tax benefit of $600,000 in the fourth quarter related to recognition of certain housing tax credits and revision of the estimated effective tax rate for the year.  The impact of these items was to reduce income tax expense by $847,000 in the fourth quarter.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2009 of $844.1 million, compared to $947.6 million on the same date one year ago.  The decrease in total assets represented a decline of $103.5 million, or 11%, compared to December 31, 2008 and was primarily the result of paying off short-term borrowings and higher cost wholesale deposits that were raised to support liquidity in the fourth quarter of 2008.

The Company’s total deposits were $705.0 million as of December 31, 2009, compared to total deposits of $777.2 million as of December 31, 2008.  The decrease in deposits was $72.2 million, or 9%, compared to December 31, 2008 and was primarily due to reducing higher cost wholesale deposits as core liquidity improved.  Core liquidity was enhanced by growth in noninterest bearing demand deposits of $48.9 million.  Demand deposits represented 47.9% of total deposits at December 31, 2009, up from 37.1% at December 31, 2008.

The Company reported total gross loans outstanding at December 31, 2009 of $576.4 million, which represented a decrease of $123.2 million, or 18%, from $699.6 million for the same date one year earlier.   The decrease in gross loans included a decrease of $88.3 million, or 73%, in construction and land development loans.  In addition, de-leveraging by commercial borrowers resulted in a decrease in commercial and industrial loan balances of $47.2 million, or 16%.  Gross loans outstanding at December 31, 2009 represented a $2.7 million increase over September 30, 2009.

Credit Quality

At December 31, 2009, nonperforming assets totaled $23.5 million, or 2.79% of total assets, compared to $32.1 million, or 3.84% of total assets as of September 30, 2009, and $16.9 million, or 1.78% of total assets, on the same date one year earlier.  The nonperforming assets at December 31, 2009 consisted of loans on nonaccrual or 90 days or more past due totaling $17.0 million, and other real estate owned valued at $6.5 million.  Nonperforming loans at December 31, 2009 were comprised of loans with legal contractual balances totaling approximately $28.4 million reduced by impairment charges of $11.4 million which have been charged against the allowance for credit losses.

The Company charged-off $2.5 million during the three months ended December 31, 2009 compared to $3.2 million charged-off during the three months ended December 31, 2008.  During the twelve months ended December 31, 2009, the Company charged-off balances totaling $12.8 million which compared to $21.7 million charged-off during the same period of 2008.  During the three and twelve months ended December 31, 2009 the Company recognized $734,000 and $1.1 million, respectively, in loan recoveries compared to $86,000 and $121,000, respectively, in loan recoveries during the same periods of 2008.

Construction and land development loans together totaled approximately $33.4 million as of December 31, 2009, compared to $121.6 million one year earlier, representing a decrease of $88.3 million or 73%.  Land development loans decreased by $10.8 million, or 46%, from $23.5 million at December 31, 2008 to $12.7 million on December 31, 2009.

The allowance for loan losses was $16.0 million, or 2.78% of total loans, at December 31, 2009, compared to $18.6 million, or 2.65% of total loans, at December 31, 2008.  The provision for credit losses for the three and twelve months ended December 31, 2009 was $900,000 and $9.2 million, respectively, compared to $4.0 million and $31.5 million, respectively, for the same periods in 2008.

“We saw notable improvement in credit quality and key operating metrics in the fourth quarter,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings, “Nonperfoming assets decreased considerably during the quarter, which drove our reserve coverage ratio to 94%, its highest level in the past year.  Improved liquidity allowed us to reduce non-core funding and redeploy a portion of our assets invested in fed funds into higher yielding securities and loans.  Combined with the reduction in nonperforming loans, this asset mix shift produced a 30 basis point improvement in net interest margin compared to the third quarter of 2009.  We also achieved sufficient operating profitability to more than cover the preferred dividend payments.”

Capital Adequacy

At December 31, 2009, shareholders’ equity in the Company totaled $109.3 million, which included approximately $53.9 million in preferred stock and $(617,000) in other comprehensive income/(loss).  Shareholders’ equity at December 31, 2009 compared to $112.5 million on the same date one year earlier.  The decrease in shareholders’ equity was primarily attributable to $4.2 million of preferred dividends during the current year, offset in part by net income of $1.4 million.

In October 2009 and January 2010, the Company elected to exercise its rights under the mandatorily convertible preferred stock to defer the dividend payments of $750,000 and $750,000 that were due on October 15, 2009 and January 15, 2010, respectively.  The dividends are cumulative and shareholders’ equity at December 31, 2009 has been reduced for these future payments, which may be effected in cash or the distribution of common shares of equivalent value.

The Company’s tangible common equity ratio was 6.57% at December 31, 2009 compared to 6.19% at December 31, 2008.  The Company’s Total Risk-Based Capital Ratio, Tier I Capital Ratio, and Tier I Leverage Ratio of 19.45%, 15.26%, and 12.53%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

Conference Call and Webcast

Management will host a conference call today, January 28, 2010 at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.477.1461 from the United States, or 973.409.9694 from outside the United States, and using the conference ID 53157607. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through February 12, 2010 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 53157607. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, National Association

Bridge Bank, National Association is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer
Bridge Capital Holdings	Bridge Capital Holdings
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Examples of forward-looking statements include, but are not limited to: statements concerning future profitability or financial performance; statements concerning the adequacy of loan loss reserves or capital; statements of plans and expectations of the Company or its management or board of directors, including those relating to products or services; and stated assumptions underlying such statements.  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; the length and severity of current difficulties in the national and California economies and the effects of federal and state government efforts to address those difficulties; changes in interest rates; fluctuations in assets prices including, but not limited to, stocks, bonds and real estate; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; changes in legislation, regulations or the regulatory environment which adversely affect the Company’s operations or business, including without limitation those relating to the TARP Capital Purchase Program and related executive compensation requirements; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; operational risks including data processing system failures; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/09	09/30/09	12/31/08	12/31/09	12/31/08

INTEREST INCOME
Loans	$10,132	$10,181	$13,195	$43,350	$56,302
Federal funds sold	95	106	231	395	1,066
Investment securities available for sale	318	117	1	464	1,205
Other	76	111	38	363	119
Total interest income	10,621	10,515	13,465	44,572	58,692

INTEREST EXPENSE
Deposits	886	1,262	2,832	5,416	12,426
Other	261	261	512	1,347	1,401
Total interest expense	1,147	1,523	3,344	6,763	13,827

Net interest income	9,474	8,992	10,121	37,809	44,865
Provision for credit losses	900	650	3,950	9,200	31,520
Net interest income after provision
for credit losses	8,574	8,342	6,171	28,609	13,345

NON-INTEREST INCOME
Service charges on deposit accounts	506	498	352	1,900	1,166
Gain on sale of SBA loans	4	220	47	615	603
Other non-interest income	1,783	971	4,231	7,797	8,202
Total non-interest income	2,293	1,689	4,630	10,312	9,971

OPERATING EXPENSES
Salaries and benefits	4,537	5,081	3,978	20,286	21,399
Premises and fixed assets	1,041	1,118	1,166	4,377	4,590
Other	4,485	3,003	3,125	13,408	10,329
Total operating expenses	10,063	9,202	8,269	38,071	36,318

Income before income taxes	804	829	2,532	850	(13,002)
Income taxes	(601)	290	863	(585)	(5,661)

NET INCOME	$1,405	$539	$1,669	$1,435	$(7,341)

Preferred dividends	1,065	1,064	152	4,203	152
Net income available to common shareholders	$340	$(525)	$1,517	$(2,768)	$(7,493)

EARNINGS PER SHARE
Basic earnings per share	$0.05	$(0.08)	$0.23	$(0.42)	$(1.15)
Diluted earnings per share	$0.05	$(0.08)	$0.23	$(0.42)	$(1.15)
Average common shares outstanding	6,571,479	6,571,479	6,547,573	6,571,479	6,502,376
Average common and equivalent
shares outstanding	6,810,264	6,571,479	6,674,844	6,571,479	6,502,376

PERFORMANCE MEASURES
Return on average assets	0.66%	0.25%	0.75%	0.17%	-0.88%
Return on average equity	5.11%	1.96%	10.04%	1.30%	-10.87%
Efficiency ratio	85.52%	86.15%	56.06%	79.12%	66.23%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08

ASSETS
Cash and due from banks	$14,893	$15,327	$18,295	$16,637	$18,421
Federal funds sold	104,260	157,845	122,500	169,080	199,525
Interest-bearing deposits	9,980	19,120	24,520	16,539	7,268
Investment securities available for sale	105,005	40,761	32,517	-	-
Loans:
Commercial	253,776	257,703	261,927	282,782	301,024
SBA	67,629	59,606	60,885	70,339	77,043
Real estate construction	20,601	52,888	79,738	90,268	98,105
Land and land development	12,763	13,530	14,224	19,066	23,535
Real estate other	149,617	135,326	136,016	137,960	134,767
Factoring and asset-based lending	66,660	48,413	47,790	45,295	55,761
Other	5,395	6,228	5,960	10,407	9,371
Loans, gross	576,441	573,694	606,540	656,117	699,606
Unearned fee income	(1,452)	(1,518)	(1,437)	(1,361)	(1,601)
Allowance for credit losses	(16,012)	(16,922)	(17,968)	(18,155)	(18,554)
Loans, net	558,977	555,254	587,135	636,601	679,451
Premises and equipment, net	3,566	3,909	4,169	4,504	4,790
Accrued interest receivable	2,829	2,825	2,723	2,672	3,137
Other assets	44,557	39,787	37,477	35,558	35,004
Total assets	$844,067	$834,828	$829,336	$881,591	$947,596

LIABILITIES
Deposits:
Demand noninterest-bearing	$333,171	$313,228	$274,633	$286,749	$284,319
Demand interest-bearing	4,830	4,255	4,486	4,163	4,267
Money market and savings	275,850	259,282	280,262	296,828	335,200
Time	91,195	115,294	129,740	145,358	153,459
Total deposits	705,046	692,059	689,121	733,098	777,245

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	-	10,000	30,000
Accrued interest payable	121	337	365	412	511
Other liabilities	12,059	16,204	13,079	10,231	9,823
Total liabilities	734,753	726,127	720,092	771,268	835,106

SHAREHOLDERS' EQUITY
Preferred stock	53,864	53,864	53,864	53,864	53,864
Common stock	40,934	40,656	40,301	39,921	39,655
Retained earnings	15,133	14,798	15,334	17,233	17,916
Accumulated other comprehensive (loss)	(617)	(617)	(255)	(695)	1,055
Total shareholders' equity	109,314	108,701	109,244	110,323	112,490
Total liabilities and shareholders' equity	$844,067	$834,828	$829,336	$881,591	$947,596

CAPITAL ADEQUACY
Tier I leverage ratio	12.53%	12.38%	12.28%	11.82%	12.36%
Tier I risk-based capital ratio	15.26%	15.32%	15.08%	14.20%	13.31%
Total risk-based capital ratio	19.45%	19.57%	19.27%	18.15%	16.90%
Total equity/ total assets	12.95%	13.02%	13.17%	12.51%	11.87%
Book value per common share	$7.81	$7.83	$7.91	$8.18	$8.51

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended December 31,
	2009			2008

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$558,797	7.19%	$10,132	$690,327	7.60%	$13,195
Federal funds sold	162,451	0.23%	95	140,518	0.65%	231
Investment securities	67,880	1.86%	318	52	7.65%	1
Other	14,231	2.12%	76	5,135	2.94%	38
Total interest earning assets	803,359	5.25%	10,621	836,032	6.41%	13,465

Noninterest-earning assets:
Cash and due from banks	17,860			17,377
All other assets (3)	28,659			29,999
TOTAL	$849,878			$883,408

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,202	0.08%	1	$4,745	0.17%	2
Money market and savings	273,459	0.58%	401	351,017	1.69%	1,494
Time	99,947	1.92%	484	151,996	3.50%	1,336
Other	17,527	5.91%	261	47,527	4.29%	512
Total interest-bearing liabilities	396,135	1.15%	1,147	555,285	2.40%	3,344

Noninterest-bearing liabilities:
Demand deposits	330,678			250,147
Accrued expenses and
other liabilities	14,059			11,814
Shareholders' equity	109,006			66,162
TOTAL	$849,878			$883,408

Net interest income and margin		4.68%	$9,474		4.82%	$10,121

(1)	Loan fee amortization of $1.1 million and $1.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $16.5 million and $17.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Twelve months ended December 31,
	2009			2008

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$612,318	7.08%	$43,350	$686,107	8.21%	$56,302
Federal funds sold	167,434	0.24%	395	74,635	1.43%	1,066
Investment securities	16,843	2.75%	464	24,218	4.98%	1,205
Other	28,259	1.28%	363	3,757	3.17%	119
Total interest earning assets	824,854	5.40%	44,572	788,717	7.44%	58,692

Noninterest-earning assets:
Cash and due from banks	17,965			18,638
All other assets (3)	25,347			24,603
TOTAL	$868,166			$831,958

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,776	0.10%	$5	$5,139	0.23%	$12
Money market and savings	292,464	0.74%	2,150	380,460	2.14%	8,155
Time	128,367	2.54%	3,261	111,834	3.81%	4,259
Other	26,431	5.10%	1,347	28,554	4.91%	1,401
Total interest-bearing liabilities	452,038	1.50%	6,763	525,987	2.63%	13,827

Noninterest-bearing liabilities:
Demand deposits	293,394			228,519
Accrued expenses and
other liabilities	12,287			9,901
Shareholders' equity	110,447			67,551
TOTAL	$868,166			$831,958

Net interest income and margin		4.58%	$37,809		5.69%	$44,865

(1)	Loan fee amortization of $4.3 million and $5.5 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $17.5 million and $13.3 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	12/31/09	09/30/09	06/30/09	03/31/09	12/31/08

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$16,922	$17,968	$18,155	$18,554	$17,764
Provision for credit losses, quarterly	900	650	4,000	3,650	3,950
Charge-offs, quarterly	(2,544)	(1,707)	(4,210)	(4,334)	(3,246)
Recoveries, quarterly	734	11	23	285	86
Balance, end of period	$16,012	$16,922	$17,968	$18,155	$18,554

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$17,009	$27,745	$27,136	$23,205	$15,772
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	-	-	-	1,437	-
Nonperforming loans	17,009	27,745	27,136	24,642	15,772
Other real estate owned	6,509	4,333	2,268	3,626	1,096
Nonperforming assets	$23,518	$32,078	$29,404	$28,268	$16,868

ASSET QUALITY
Allowance for credit losses / gross loans	2.78%	2.95%	2.96%	2.77%	2.65%
Allowance for credit losses / nonperforming loans	94.14%	60.99%	66.21%	73.68%	117.64%
Nonperforming assets / total assets	2.79%	3.84%	3.55%	3.21%	1.78%
Nonperforming loans / gross loans	2.95%	4.84%	4.47%	3.76%	2.25%
Net quarterly charge-offs / gross loans	0.31%	0.30%	0.69%	0.62%	0.45%